Exhibit (23)(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 14, 2007 relating to the consolidated financial statements of The Procter & Gamble Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”) and management’s report on the effectiveness of internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of The Procter & Gamble Company and subsidiaries for the year ended June 30, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP Deloitte & Touche LLP
Cincinnati, Ohio
September 7, 2007